Exhibit 2.1

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DEFINITIVE ASSET PURCHASE AGREEMENT

This Definitive Asset Purchase Agreement (“Agreement”) is entered by and between Diodem, LLC, a California limited liability company (“Diodem”), BL Acquisition II Inc., a Delaware corporation (“BL Acquisition”) and Biolase Technology, Inc., a Delaware corporation (“Biolase”) as of January 24, 2005 (the “Effective Date”). Capitalized but undefined terms shall have the meaning ascribed to such terms in Section 1.

RECITALS

WHEREAS, Diodem and Biolase entered into that certain Binding Letter of Intent, dated as of December 20, 2004, pursuant to which Diodem agreed to sell certain intellectual property rights to Biolase (or its designee), as described herein, including, without limitation, the Diodem Patents (the “Letter of Intent”); and

WHEREAS, BL Acquisition desires to purchase all right, title and interest in and to such intellectual property, and Diodem is willing to sell such intellectual property, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants made by each party herein, and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged by each party, the parties hereby agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms shall have their respective definitions set forth below:

“1933 Act” shall mean the Securities Act of 1933.

“1934 Act” shall mean the Securities Exchange Act of 1934.

“ADL Patents” shall mean [CONFIDENTIAL TREATMENT REQUESTED].

“Affiliate” shall mean, with respect to a party to this Agreement, a Person that directly or indirectly controls, is controlled by, or is under common control with, such party. For purposes of this Agreement, the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting shares of a Person or the right to receive fifty percent (50%) or more of the profits or earnings of a Person, will be deemed to constitute control. Notwithstanding the foregoing, (i) each of Diodem, Cozean and Lares Research shall be deemed to be Affiliates of each other, (ii) each of Biolase and BL Acquisition shall be deemed to be an Affiliate of each other, and (iii) none of SurgiLight, PLS Liquidating and EnOVision shall be deemed to be an Affiliate of Diodem.

“Ancillary Agreements” shall mean, collectively, the Patent Assignment, the Intellectual Property Security Agreement, the Warrant, the Grant-Back License, and the Registration Rights Agreement.

“Average Royalty Rate” shall have the meaning set forth in Section 10.

“Best Knowledge of Diodem” shall mean the actual knowledge of Diodem’s employees, principals, member(s) and managing member(s).

“Biolase Common Stock” shall mean the Common Stock of Biolase, par value $0.001 per share.

“Claim” shall have the meaning set forth in Section 19(b).

“Closing Date” shall mean January 24, 2005.

“Closing Price” shall mean the amount of Eleven Dollars and Six Cents ($11.06), which was the closing price of the Biolase Common Stock on December 17, 2004.

“Conforming Patent” shall mean a United States patent issued on a Patent Application that has exactly the same claims as are contained in the Patent Application.

“Covered Product” shall have the meaning set forth in Section 10.

“Cross-License” shall have the meaning set forth in Section 6(b).

“Cross-License Value” shall have the meaning set forth in Section 6(b).

“Cozean” shall mean Colette Cozean, PhD, in her individual capacity.

“Cozean Quitclaim” shall mean a fully executed quitclaim deed in the form attached as Exhibit A-2.

“Diodem Claim” shall have the meaning set forth in Section 21.

“Diodem-Lares Field of Use” shall mean [CONFIDENTIAL TREATMENT REQUESTED].

“Diodem License” shall have the meaning set forth in Section 2(a).

“Diodem Patent Files” shall mean copies (or originals, where available to Diodem) of the following to the extent comprising or relating to the Diodem Patents: (i) all patents, patent applications, assignments and correspondence to and from the PTO

(whether or not to or from Diodem); and (ii) all files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes and information if in the possession or control of Diodem; provided, however, that the following are excluded from the definition of “Diodem Patent Files”: (i) those portions of laboratory notebooks and other records that do not relate to the Diodem Patents, (ii) confidential information received from third parties, including but not limited to Lumenis, Hoya, Lares Research, Premier Laser Systems, PLS Liquidating, EnOVision and SurgiLight, and (iii) materials pertaining solely to a product covered by the patents (e.g. information Lares Research obtained from PLS liquidating concerning the design, manufacture, and testing of lasers). Biolase agrees to keep confidential in such manner as it keeps its own trade secrets any such Diodem Patent Files during the pendency of the Existing Litigation. Biolase shall pay for the cost of making a copy, to be retained by Diodem, of all such Diodem Patent Files.

“Diodem Patents” means:

(a) those certain patents and patent applications identified on Schedule I, attached hereto;

(b) any and all other patent or patent applications owned by Diodem and covering the Patent Subject Matter or covering the manufacture, distribution, promotion, use, sale, offer for sale or import of any product within the Patent Subject Matter;

(c) any patents that are or may be issued from any of the patents or patent applications referred to in this definition, including any extensions (including supplementary protection certificates), continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, additions, registrations and confirmations thereof;

(d) any foreign counterparts or equivalents of any of the patents or patent applications referred to in this definition; and

(e) any patents or patent applications claiming priority from any of the patents or patent applications referred to in this definition.

“Diodem Shares” shall have the meaning set forth in Sections 3(b).

“Dovel Confirmation” shall mean a confirmation duly executed by Greg Dovel on behalf of the law firm of Dovel & Luner LLP to the effect that such firm has never had, and as of the Effective Date does not have, any lien on the Diodem Patents or any right, title, or interest in the Diodem Patents, and that its only interest related to the Diodem Patents is a lien for its fees and costs on the infringement claims asserted by Diodem in the Existing Litigation and any recovery received by Diodem from those claims.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Encumbrance” shall mean any mortgage, pledge, lien, charge, encumbrance, license, defect as to title, security interest, claim as to title, option or restriction as to title of any kind.

“Er Yag” shall have the meaning set forth in the definition of Field.

“Escrowed Diodem Shares” shall have the meaning set forth in Section 3(b)(ii).

“Existing Lares Nd Yag License” shall have the meaning set forth in Section 10(b).

“Existing Litigation Claims” shall have the meaning set forth in Section 11.

“Existing Litigation” shall mean the subject matter of Case No. CV 03-2142GAF(RCx), currently pending in U.S. District Court, Central District of California, including all related claims, counterclaims, cross-claims and other proceedings related thereto.

“Field” shall mean [CONFIDENTIAL TREATMENT REQUESTED].

“Grant-Back License” shall have the meaning set forth in Section 9.

“Hoya” shall mean HoyaConBio, a defendant in the Existing Litigation.

“Indemnification Notice” shall have the meaning set forth in Section 19(b).

“Indemnified Party” shall have the meaning set forth in Section 19(a).

“Indemnifying Party” shall have the meaning set forth in Section 19(a).

“Joint Party” shall mean, with respect to a party to this Agreement, a Person that directly or indirectly controls, is controlled by, or is under common control with, such party through the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting shares of a Person or the right to receive fifty percent (50%) or more of the profits or earnings of a Person. Notwithstanding the foregoing, each of Biolase and BL Acquisition shall be deemed to be a Joint Party of each other.

“Lares Research” shall mean Lares Research, a California corporation.

“Licensor” shall have the meaning set forth in Section 2(a).

“Losses” shall have the meaning set forth in Section 19(a).

“Lumenis” shall mean, individually and collectively, Lumenis Inc., Lumenis Ltd. and OpusDent Inc., each of whom is a defendant in the Existing Litigation.

“New Biolase License” shall have the meaning set forth in Section 10(b).

“Notice of Intent to Abandon” shall have the meaning set forth in Section 2(a).

“a party to this Agreement” and “the parties” shall mean, except as set forth on the signature page hereof, only Diodem, Biolase, and BL Acquisition.

“Past Damages” shall mean any damages relating to any conduct prior to the Effective Date with respect to infringement of the Diodem Patents from Lumenis, Hoya and/or any other third party infringer of the Diodem Patents.

“Patent Applications” shall mean all patent applications within the Diodem Patents.

“Patent Assignment” shall have the meaning set forth in Section 2.

“Patent Pool” means the Diodem Patents, [CONFIDENTIAL TREATMENT REQUESTED], and their respective foreign counterpart patents (specifically, regional authorities such as the European Patent Office), and patent applications claiming priority thereto, including any continuations, or division thereof, or any substitute application therefor or equivalent thereof, and any patent issuing thereon, including any reissue, reexamination or extension thereof and any confirmation, patent or registration patent based on any such patent, but in the case of each and every one of the foregoing (including, without limitation, the aforementioned patents and applications) only with respect to claims within the Field. [CONFIDENTIAL TREATMENT REQUESTED].

“Patent Subject Matter” shall mean the use of water and Er Yag lasers for ablation, cutting, shaping, etching, hemostasis and generally working with dental structure and tissue for dental products.

“Permitted Transferees” shall have the meaning given to it in Section 4(g).

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority or agency.

“PLS Quitclaim” shall mean a fully executed quitclaim deed in the form attached as Exhibit A-3.

“PTO” shall mean the United States Patent and Trademark Office.

“Registration Rights Agreement” shall mean the form of Registration Rights Agreement attached hereto as Exhibit F.

“Released Parties” shall mean a party to this Agreement and each and all of its respective successors, assigns, agents, stockholders, members, managers, officers, directors, employees, representatives, divisions, subsidiaries and Affiliates, and their respective attorneys, representatives and agents.

“Revenue” shall mean, without duplication, (i) revenue as defined in accordance with generally accepted accounting principles applicable to Biolase from time to time, plus (ii) [CONFIDENTIAL TREATMENT REQUESTED].

“Revenue Bearing License” shall have the meaning given to it in Section 6(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Third Party” shall mean any Person other than the following: (i) Biolase; (ii) any Joint Party of Biolase; (iii) any successors-in-interest to all or substantially all of the assets of Biolase or any of its Joint Parties or to a purchaser of all of Biolase’s patent rights under the Patent Pool (a “Biolase Successor”); (iv) any Joint Party of any Biolase Successor; and (v) any licensee of rights from Biolase, any of its Joint Parties or any Biolase Successor as to products in the Field that are developed or co-developed by Biolase, any of its Joint Parties or any Biolase Successor.

“Valid Claim” shall mean a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a final judgment decision of a court or governmental agency of competent jurisdiction and which has not been in good faith disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“Volume Restriction” shall have the meaning given to it in Section 4(g).

“Warrant” shall mean that certain warrant described in Section 3(c).

2. Assignment of Patents. Subject to (i) the terms and conditions of this Agreement; (ii) the Grant-Back License and (iii) the rights to use and exploit the Diodem Patents in existence as of the date hereof as set forth on Exhibit E, attached hereto (which represent all rights of all persons with respect to the Diodem Patents), Diodem shall sell, assign, transfer, convey and deliver to BL Acquisition, and BL Acquisition shall purchase, acquire and accept from Diodem, all right, title and interest throughout the world in and to the Diodem Patents. Such assignment shall be effected by the delivery of a duly executed Patent Assignment in the form attached hereto as Exhibit A-1 (the “Patent Assignment”). In addition, Cozean shall execute and deliver a quit claim with respect to the Diodem Patents in the form attached hereto as Exhibit A-2. Biolase covenants and agrees to take (or cause BL acquisition to take) the following actions with respect to the Diodem Patents:

(a) Patent Maintenance. Biolase or BL Acquisition (“Licensor”) shall at Licensor’s sole discretion and at Licensor’s own cost and expense, maintain each of the Diodem Patents, and, prosecute any applications within the Diodem Patents. Licensor is under no obligation to make maintenance fee payments for, or to continue the prosecution of, any Diodem Patent or patent application. [CONFIDENTIAL TREATMENT REQUESTED].

(b) Infringement. [CONFIDENTIAL TREATMENT REQUESTED].

(c) Marking. Licensor agrees to mark each of its products covered by one or more valid claim of a Patent Pool patent, and to require its licensees or sublicenses to mark, each Royalty License Product that is made, used, sold or imported with a patent notice in compliance with applicable statutory requirements.

(d) Assignment or Transfer of Ownership. Licensor agrees to notify Diodem Licensees of its sale, assignment or transfer of ownership of any of the Diodem Patents, and shall provide to them a copy of such sale, assignment or transfer agreement.

3. Purchase Price.

On the Closing Date, Biolase shall:

(a) Deliver or cause to be delivered to Diodem, by wire transfer of funds to an account specified by Diodem, the amount of Three Million Dollars ($3,000,000) (the “Cash Payment”).

(b) Based upon the representations and warranties set forth in Section 4(a)-(f) and to the satisfaction of the release conditions set forth in the Escrow Agreement (with respect only to the shares to be issued pursuant to Section 3(b)(ii)(A)), Biolase shall issue Four Hundred Six Thousand Eight Hundred Seventy-Two (406,872) shares of Biolase Common Stock to Diodem or its designee (the “Diodem Shares”), which Diodem Shares shall be delivered as follows:

(i) Three Hundred Sixty-One Thousand Six Hundred Sixty-Four (361,664) shares of Biolase Common Stock shall be delivered to Diodem as of the Closing.

(ii) As soon as practicable following the Closing, but in any event within thirty (30) days after the Closing, Biolase shall deliver Forty-Five Thousand Two Hundred Eight (45,208) shares of Biolase Common Stock (the “Escrowed Diodem Shares”) to an escrow agent reasonably satisfactory to Diodem pursuant to an escrow agreement (the fees of such escrow agent to be split on a 50/50 basis up to the first $5,000 and any excess thereof to be paid by Biolase). The Escrowed Diodem Shares shall be released as follows:

(A) [CONFIDENTIAL TREATMENT REQUESTED]. Notwithstanding the foregoing, Biolase shall be entitled to reduce the number of shares to be delivered hereunder to the extent that Biolase or any of its Affiliates sustain any damages as a result of a material breach of (i) any representation or warranty of Diodem contained in this Agreement or any of the Ancillary Agreements, if, and only if, Biolase gives Diodem written notice of such breach during the six (6) months immediately following the Closing Date; and (ii) any covenant of Diodem contained in this Agreement or any Ancillary Agreement which breach occurs during the six (6) months immediately following the Closing Date; provided, however, in either case, that (i) such damages shall be determined by a final determination of a court of competent jurisdiction (and pending such determination, the number of shares necessary to cover such claim shall be held in escrow) and (ii) for purposes of determining the number of shares subject to any claim of offset the shares shall be deemed to have a value of the Closing Price per share.

(B) [CONFIDENTIAL TREATMENT REQUESTED]

(c) Issue to Diodem a warrant in the form attached hereto as Exhibit B (the “Warrant”) with respect to Eighty-One Thousand Thirty-Seven (81,037) shares of Biolase Common Stock.

4. Restricted Diodem Shares. Diodem hereby makes the following representations, warranties and covenants with respect to the Diodem Shares (for purposes of this Section 4, the term “Diodem Shares” shall also be deemed to include all additional shares of

Biolase Common Stock when validly issued pursuant to Section 7 below (if any)) and the Warrant (for purposes of this Section 4, the term “Warrant” shall also be deemed to include the shares of Biolase Common Stock issuable upon exercise of the Warrant) as of the Closing Date:

(a) The Diodem Shares and the Warrant issued by Biolase to Diodem will be acquired for investment for Diodem’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and Diodem has no present intention of selling, granting any participation in, or otherwise distributing the same. Diodem also represents that Diodem has not been formed for the specific purpose of acquiring the Diodem Shares and the Warrant.

(b) Diodem believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Diodem Shares and the Warrant to be received by Diodem. Diodem further has had an opportunity to ask questions and receive answers from Biolase regarding the terms and conditions of the investment in the Diodem Shares and the Warrant and to obtain additional information (to the extent Biolase possesses such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Diodem or to which Diodem had access.

(c) Diodem understands that the investment in the Diodem Shares and the Warrant involves substantial risk. Diodem has experience as an investor in securities of companies in the development stage and acknowledges that Diodem is able to fend for itself, can bear the economic risk of Diodem’s investment in the Diodem Shares and the Warrant and has such knowledge and experience in financial or business matters that Diodem is capable of evaluating the merits and risks of this investment in the Diodem Shares and the Warrant and protecting its own interests in connection with this investment.

(d) Diodem is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

(e) Diodem understands that the Diodem Shares will be characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from Biolase in a transaction not involving a public offering and that, under the 1933 Act and applicable regulations thereunder, such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Diodem represents that Diodem is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

(f) It is understood that the certificates evidencing the Diodem Shares and the Warrant will bear the legend set forth below:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE

SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by Biolase from any certificate evidencing the Diodem Shares or the Warrant upon delivery to Biolase of an opinion by counsel, reasonably satisfactory to Biolase, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect.

(g) Diodem shall not sell Biolase shares of stock on any one trading day more than twenty percent (20%) of the average daily trading volume of Biolase Common Stock on the NASDAQ National Market for the immediately preceding thirty (30) days (the “Volume Restriction”); provided, however, that the Volume Restriction shall not apply to the transfer by Diodem of shares of Biolase Common Stock and/or shares of Biolase Common Stock issuable upon exercise of the Warrants to [CONFIDENTIAL TREATMENT REQUESTED] (collectively, the “Permitted Transferees”) so long as each Permitted Transferee agrees to be subject to the terms of Section 10 (i.e., the market-standoff provision) of the Registration Rights Agreement and agrees that it will not, together with Diodem and all other Permitted Transferees, exceed the Volume Restriction; provided, however, that the Volume Restriction shall not apply to transfers by Diodem or a Permitted Transferee to a purchaser therefrom in a negotiated block trade transaction so long as such purchaser agrees to be subject to the terms of Section 10 of the Registration Rights Agreement and to comply with the Volume Restriction (deeming for such purposes, such purchaser as a “Permitted Transferee” hereunder).

5. Registration of Diodem Shares. Biolase shall provide the registration rights with respect to the Diodem Shares, the shares issuable pursuant to Section 7 and the Biolase Common Stock issuable upon exercise of the Warrant as set forth in the Registration Rights Agreement.

6. Additional Payment.

(a) [CONFIDENTIAL TREATMENT REQUESTED]

(b) [CONFIDENTIAL TREATMENT REQUESTED]

(c) [CONFIDENTIAL TREATMENT REQUESTED]

(i) [CONFIDENTIAL TREATMENT REQUESTED]

(ii) [CONFIDENTIAL TREATMENT REQUESTED]

(iii) [CONFIDENTIAL TREATMENT REQUESTED]

(iv) [CONFIDENTIAL TREATMENT REQUESTED]

(d) [CONFIDENTIAL TREATMENT REQUESTED]

(e) [CONFIDENTIAL TREATMENT REQUESTED]

7. Additional Biolase Common Stock. In the event that, prior to [CONFIDENTIAL TREATMENT REQUESTED], (i) a patent containing a Valid Claim contained in the Patent Pool is licensed for use in the Field to a competitor of Biolase, [CONFIDENTIAL TREATMENT REQUESTED], pursuant to a license agreement consistent with the terms of Exhibit D-1, with a royalty rate with respect to sales outside of the United States of [CONFIDENTIAL TREATMENT REQUESTED] or greater, then Biolase shall issue shares of Biolase Common Stock to Diodem equal to [CONFIDENTIAL TREATMENT REQUESTED]; and (ii) a patent containing a Valid Claim contained in the Patent Pool is licensed for use in the Field to a second competitor of Biolase, pursuant to a form of license agreement consistent with the terms of Exhibit D-1, having a royalty rate with respect to sales outside of the United States of [CONFIDENTIAL TREATMENT REQUESTED] or greater, then Biolase shall issue additional shares of Biolase Common Stock to Diodem equal to [CONFIDENTIAL TREATMENT REQUESTED].

8. Security. Biolase shall use its commercially reasonable efforts to obtain the consent of Bank of the West to the Intellectual Property Security Agreement exactly in the form attached hereto as Exhibit C within thirty (30) days of the Closing Date. If Biolase is successful in obtaining such consent, then in order to secure performance of the financial obligations set forth in Section 6, the parties shall enter into such Intellectual Property Security Agreement. In addition, as additional security for the financial obligations set forth in Section 6, within one (1) year of the Closing Date, Biolase shall provide Diodem with a ten-year Letter of Credit from a bank reasonably acceptable to Diodem in the amount of [CONFIDENTIAL TREATMENT REQUESTED]. In the event the consent of Bank of the West to the Intellectual Property Security Agreement is not obtained within thirty (30) days of the Closing Date, as additional security for the financial obligations set forth in Section 6, Biolase shall (i) within thirty (30) days of the Closing Date, provide Diodem with an additional five-year Letter of Credit from a bank reasonably acceptable to Diodem in the amount of [CONFIDENTIAL TREATMENT REQUESTED], and (ii) use its commercially reasonable efforts to replace the Bank of the West line of credit with a line of credit from another commercial lender, which lender shall consent to the Intellectual Property Security Agreement. Upon the receipt of the consent of either Bank of the West or such another lender, the additional Letter of Credit described in (i) above shall be terminated.

9. Grant-Back License. Subject to the terms and conditions of this Agreement, the parties shall enter into the Grant-Back License in the form attached hereto as Exhibit D-2 (the “Grant-Back License”). In addition, Diodem shall retain the right to receive [CONFIDENTIAL TREATMENT REQUESTED] of the Past Damages. For the

avoidance of doubt, in no event shall this Section 9 entitle Diodem to collect any amounts, other than as expressly contemplated in this Agreement, from Biolase with respect to the Diodem Patents or with respect to Biolase’s patents (other than the Diodem Patents). The Grant-Back License is given for the sole purpose of permitting Diodem to continue the Existing Litigation against Lumenis and Hoya. If necessary, upon the request of Diodem, Biolase (or its Affiliate) shall agree to join as a named plaintiff in the Existing Litigation; provided, however, that, except with respect to the Existing Litigation, Biolase shall have no obligation to institute, engage or otherwise participate in any litigation or dispute with any person with respect to enforcing the patents in the Patent Pool. For the avoidance of doubt, in no event shall Diodem be entitled to collect any money from Biolase or its Affiliates with respect to any past damages with respect to the patents of Biolase (other than the Diodem Patents). For the avoidance of doubt, Biolase shall have the right to [CONFIDENTIAL TREATMENT REQUESTED] of all past damages for infringement of any Biolase patents other than Diodem Patents.

10. Lares Research License.

(a) [CONFIDENTIAL TREATMENT REQUESTED]

(b) [CONFIDENTIAL TREATMENT REQUESTED]

11. Settlement. The parties hereto hereby agree to resolve, compromise and settle, pursuant to the terms and conditions of this Agreement, all claims, demands and causes of action between the parties hereto that have been asserted in or caused by the Existing Litigation (collectively, the “Existing Litigation Claims”). In connection therewith, the parties (i) agree to the mutual release of all Existing Litigation Claims and all other matters between the parties pursuant to Section 12 and (ii) have filed a dismissal with prejudice of all of its respective claims and counterclaims against the other party with respect to the Existing Litigation. Entering into and executing this Agreement shall not be deemed or construed to be an admission of the truth or falsity of any claims made by any party or an acknowledgement or admission of any fault or liability whatsoever to any other party.

12. General Release.

(a) Except as provided by Section 12(g), (i) Diodem hereby forever releases, waives, discharges and relinquishes any and all claims, demands and causes of action of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, which Diodem now has or hereafter may be entitled to claim against Biolase or BL Acquisition and their respective Released Parties, arising from or in connection with any matter arising prior to the Closing Date, (ii) Cozean hereby forever releases, waives, discharges and relinquishes any and all claims, demands and causes of action of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, which Cozean now has or hereafter may be entitled to claim against Biolase or BL Acquisition, arising from or in connection with any matter arising prior to the Closing Date, and (iii) each of Biolase and BL Acquisition hereby forever releases, waives, discharges and relinquishes any and all claims, demands and causes of action of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, which such party hereto now has or hereafter may be entitled to claim against Diodem and its Released Parties, arising from or in connection with any matter arising prior to the Closing Date.

(b) Without limiting the generality of the foregoing, but except as provided by Section 12(g), Biolase, on behalf of itself and its Affiliates, hereby forever releases, waives, discharges and relinquishes any and all Existing Litigation Claims of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, which Biolase now has or claims to have or hereafter may be entitled to assert against Diodem and each of the Diodem Released Parties from any matter or thing arising with respect to the Existing Litigation Claims prior to the Closing Date.

(c) Without limiting the generality of the foregoing, but except as provided by Section 12(g), Diodem, on behalf of itself and its Affiliates, hereby forever releases, waives, discharges and relinquishes any and all Existing Litigation Claims of every kind, nature, character and description whatsoever, whether known or unknown, however arising, fixed or contingent, which Diodem or its Affiliates now has or claims to have or hereafter may be entitled to assert against Biolase and each of the Biolase Released Parties from any matter or thing arising with respect to the Existing Litigation Claims prior to the Closing Date.

(d) The parties hereby acknowledge and represent that they have been informed by their attorneys of, and are personally familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of the parties hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code, if any, as presently in effect and as amended from time to time hereafter, and under any successor thereto, with respect to the matters released herein.

(e) Each of the parties hereby represents and warrants to the other party and its respective Released Parties that such representing party has not heretofore assigned or transferred, or purported to assign or transfer, to any other person or entity, all or any part of or any interest in any Existing Claim, including any obligation or liability of any nature, character or description whatsoever, which is or which purports to be waived, released, discharged or relinquished hereunder. Each party agrees to indemnify and to hold the other party and its respective Released Parties free and harmless from and against any Existing Claim, including any obligation or liability of any nature, character or description whatsoever, and further including the payment of attorneys’ fees and costs actually incurred, whether or not litigation is commenced, which is or may be based in whole or in part upon or arise out of or in connection with any such assignment or transfer or purported assignment or transfer.

(f) Each of the parties hereby represents and warrants to the other party and agrees with the other party that, in executing and delivering this Agreement, such party is not relying, and has not relied, upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Agreement. The parties understand, agree and expressly assume the risk that any fact not recited, contained or embodied in this Agreement hereafter may turn out to be other than, different from, or contrary to the facts now known to such party or believed by such party to be true, and each of the parties further agrees that this Agreement shall be effective in all respects notwithstanding, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

(g) The releases set forth in Section 12 shall not include, and there is expressly reserved therefrom, (i) the obligations and rights of each party under this Agreement, the Ancillary Agreements, and the Diodem Shares, or (ii) Diodem’s claims for Past Damages.

(h) Each party represents that it knows of no claim that it could assert against any other party that is not disclosed hereby. Cozean hereby represents that she knows of no claim she has, and that is not released hereby, against Biolase or any of the following directors or officers of Biolase: Federico Pignatelli, Robert Anderton, D.D.S., J.D., George d’Arbeloff, Jeffrey Jones, Robert E. Grant, John Hohener, Keith Bateman, and Ivana Rizoiu.

13. Covenant Not to Sue.

(a) Subject to Section 13(b), (i) each of Diodem, Cozean and Lares Research hereby agrees, and Diodem agrees to cause Craig Lares to agree, other than with respect to the Existing Litigation and disputes arising out this Agreement, the Ancillary Agreements, and the Diodem Shares, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any action, suit or proceeding of any kind against Biolase or its Affiliates, based upon, on account of, or arising out of, or relating in any way to, the operations or business of Biolase or Lares Research as conducted prior to the Effective Date; and (ii) each of Biolase and BL Acquisition hereby agrees, and agrees to cause its respective Released Parties to agree, other than with respect to the Existing Litigation and disputes arising out this Agreement, the Ancillary Agreements, and the Diodem Shares, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any action, suit or proceeding of any kind against Diodem or its Affiliates, based upon, on account of, or arising out of, or relating in any way to, the operations or business of Diodem, Cozean or Lares Research as conducted prior to the Effective Date. Without limiting the foregoing, Diodem acknowledges and agrees that the business and operations of Biolase conducted prior to the Effective Date shall be deemed to include, but not be limited to, the fields of orthopedics, ophthalmology, neurology, plastic and cosmetic surgery, dermatology and dentistry and low level laser therapy.

(b) Notwithstanding the foregoing, Section 13(a) shall not apply to the assertion by Cozean of non-Diodem Patents or Diodem Patents in any field other than dental application to the extent that she serves as (i) CEO and Chairwoman for SurgiLight, Inc. which holds patents in the field of presbyopia treatment and a license to certain Premier patents in ophthalmology; (ii) a consultant to PLS Liquidating and Premier Laser Systems which holds patent rights for laser technology in the field of surgery excluding ophthalmology, dentistry, and orthopedics, and patent rights for a diode based system for medical applications including teeth whitening and composite curing; (iii) managing director for Nocari which holds patent rights for carries prevention; (iv) managing director for ProClosure which holds patent rights for laser tissue melding; and (v) managing director for EnOVision which holds patent rights for lasers in orthopedics and laser thermalkeratoplasty. In addition, Section 13(a) shall not apply with respect to low level laser therapy.

(c) Notwithstanding the foregoing, Section 13(a) shall not apply to Dovel & Luner, LLP.

14. Confidentiality. This Agreement shall be maintained in confidence by each of the parties and Lares Research, except to the extent that disclosure of this Agreement, or the terms or provisions herein, is required pursuant to the rules or regulations of the SEC, generally accepted accounting principles applicable to Biolase or Diodem, as the case may be, or otherwise pursuant to court order or law. Notwithstanding the foregoing, (i) Diodem shall have the right to review (but not approve) any press release proposed to be issued by Biolase with respect to the execution or consummation of this Agreement; (ii) the existence of this Agreement, and the basic terms (excluding the amount of payments to be made) may be disclosed to Lumenis and Hoya; (iii) Biolase may include in its filings with the SEC and any state securities authorities information related to this Agreement; and (iv) Biolase may file with the SEC and any state securities authorities as an exhibit to one or more filings of Biolase under such federal and state securities laws this Agreement (redacted in the discretion of Biolase).

15. IP Cooperation Agreement. From and after the date of this Agreement, Biolase shall control, and be responsible for all expenses incurred in connection with, the prosecution, enforcement, defense, maintenance and filings associated with all of the intellectual property in the Patent Pool in Biolase’s sole discretion; provided, however, that, notwithstanding the foregoing, Biolase shall comply with the obligations set forth in Section 2(a). Diodem shall use its best efforts to cooperate and implement all reasonable requests made by Biolase regarding the prosecution, enforcement, defense, recordation of ownership interests, maintenance and filings of such intellectual property in the Patent Pool. In the event that Diodem at any time becomes aware of any fact, circumstance, claim or assertion that could lead to any action, claim or other proceeding involving or with respect to the Diodem Patents or the Patent Pool, Diodem shall immediately provide Biolase with notice of such fact, circumstance, claim or assertion. Notwithstanding the foregoing, in no event shall Biolase become obligated (i) to pay for any fees or expenses incurred by Diodem in connection with or related to the Grant-Back License or the litigation pending among Diodem, Lumenis and Hoya or (ii) to prosecute, defend, enforce or appear in any suit, action, or proceeding with respect to the Diodem Patents or the Patent Pool, except as provided in Section 2(b) and in Section 9. Each of the parties hereto agrees that they shall not challenge the validity of any of the patents in the Patent Pool.

16. Representations and Warranties of Diodem. Except as set forth on Schedule 16 (which references shall specifically identify the sections to which such exceptions apply) Diodem hereby represents and warrants to Biolase that, as of the Effective Date and as of the Closing Date:

(a) Organization. Diodem is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Diodem is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under license or the nature of its activities makes such qualification necessary or that would otherwise not have a material adverse effect on the operations or business of Diodem.

(b) Authority. Diodem has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Diodem and the consummation by Diodem of the transactions contemplated hereby have been duly authorized by the members and, if applicable, the managers of Diodem and no other proceedings on the part of Diodem, or its managers or members, are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by Diodem and (assuming this Agreement constitutes a valid and binding obligation of Biolase) constitutes a valid and binding agreement of Diodem, enforceable against Diodem in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(c) Consents and Approvals. No filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution, delivery and performance of this Agreement by Diodem and the consummation by Diodem of the transaction contemplated by this Agreement. No consent or approval of any other party is required to be obtained by Diodem for the execution, delivery or performance of this Agreement or the performance by Diodem of the transactions contemplated hereby.

(d) Litigation. Except for the Existing Litigation, to the Best Knowledge of Diodem there is no claim, litigation, suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, threatened against Diodem or involving any of the Diodem Patents, nor is there any judgment, decree injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Diodem or involving any of the Diodem Patents. Without limiting the generality of the foregoing, no claim or demand of any other party has been made or, to the Best Knowledge of Diodem, threatened, that (i) challenges the rights of Diodem in respect of any Diodem Patent or (ii) asserts that Diodem is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any patent.

(e) Non-Contravention. Except as expressly contemplated by this Agreement or the Ancillary Agreements, the execution and delivery of this Agreement (or any other agreement or instrument referred to herein) by Diodem does not, and the performance of its obligations hereunder (or thereunder) and consummation of the transactions contemplated hereby (or thereby) will not, (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Diodem; (ii) conflict with or result in a violation or breach of any term or provision of any law, judgment, ruling, decree or order applicable to the business or properties of Diodem; or (iii) result in the creation or imposition of any Encumbrance (other than the Patent Security Agreement) upon any of the assets of Diodem pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or conflict with or constitute a default under, or give any party a right to terminate any of its obligations under or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which Diodem is a party or by which Diodem or any of its properties is bound or affected.

(f) Intellectual Property Rights.

(i) Diodem owns all right, title and interest in and to all of the Diodem Patents, free and clear of any Encumbrance whatsoever, except for those created by this Agreement. Neither Diodem nor, to the Best Knowledge of Diodem, any Person having had any interest at any time in any of the Diodem Patents, has assigned, transferred, licensed, pledged or otherwise encumbered any interest in any of the Diodem Patents or agreed to do so (other than (A) for transfers of rights prior to the date of this Agreement, so long as Diodem now holds all such rights, or (B) as contemplated by this Agreement). Neither Diodem nor any Person with any interest at any time in any of the Diodem Patents has entered into any covenant not to compete or contract or agreement restricting the right to use or practice any of the Diodem Patents within the Field in any market or geographic area or with or without any Person.

(ii) As the result of the transactions contemplated hereby, Biolase will, as of the Closing, own all right, title and interest in and to all of the Diodem Patents, free and clear of any Encumbrance whatsoever (except for any Encumbrance created under this Agreement).

(iii) To the Best Knowledge of Diodem, (A) Diodem is not aware of any information that would form a reasonable basis for invalidating or rendering unenforceable any claim in the Diodem Patents (assuming in the instance of Patent

Applications, for purposes of this representation, that Conforming Patents have issued), (B) no statement or assertion has been made by any third party that any such claim is invalid or unenforceable and (C) no statement or assertion has been made by any third party that such third party is aware of any reasonable basis as to the future invalidity or unenforceability of any such claim.

(iv) The Diodem Patents have been, to the Best Knowledge of Diodem, properly prepared and filed and have been diligently pursued by Diodem and all grant, issuance and maintenance fees due have been paid when due through the Closing, and to the Best Knowledge of Diodem, there are no defects in the filing or prosecution of the Diodem Patents that, to the Best Knowledge of Diodem, could cause either (A) the invalidity, unenforceability or lapse of any Diodem Patents (including any Conforming Patents that may issue from the Patent Applications) or (B) Conforming Patents not to issue from the Patent Applications. Diodem has received assignment of the entire right, title and interest in and to the Diodem Patents from any and all inventors with respect thereto and/or any and all predecessors in right without obligation for the payment of any further consideration whatsoever.

(v) Diodem has received from each current or former officer and each employee of Diodem an agreement providing Diodem with title and ownership of any and all rights pertaining to any and all Diodem Patents developed or held by such individual, by assignment or otherwise, and Diodem owes no obligation to any person or entity with respect to any such agreement (including, without limitation, any royalty payment obligation).

(vi) To the Best Knowledge of Diodem, (A) no action has taken place (whether by the PTO or any third party), and no notice of or information with respect to any such pending or contemplated action has been issued, delivered or made known to Diodem or its counsel, that would affect, in any way, the Diodem Patents or the prospects for the issuance of Conforming Patents in the near-term and (B) no events have occurred or are anticipated to occur that would cause an unreasonable delay in the issuance of Conforming Patents. All fees and assessments owed as of the Closing to the PTO or any other agency, authority or third party in respect of the Diodem Patents have been paid.

(g) Diodem Patent Files.

(i) To the Best Knowledge of Diodem, the prosecution history contained in the Diodem Patent Files is current and complete. A current and complete copy of the “file wrapper” of each Patent Application has been provided to counsel for Biolase.

(ii) Cozean hereby represents and warrants that she does not have in her possession any materials relevant to the Diodem Patents that is not also contained in the Diodem Patent Files other than work product prepared by or on behalf of SurgiLight, EnOVision, or PLS Liquidating and further covenants that if she comes into possession of such materials she will promptly deliver them to Biolase.

(iii) The definition of Diodem-Lares Field of Use is accurate in all respects.

(h) Insolvency.

(i) As of the Closing, Diodem is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, after giving effect to the consummation of the transactions contemplated by this Agreement, (A) Diodem will be able to pay its debts as they become due; (B) Diodem will not have an unreasonably small amount of assets (whether liquid, tangible or otherwise) as a result of this transaction with which to conduct its present or proposed business; and (C) taking into account all (if any) contingent liabilities and pending or threatened litigation, Diodem will be able to satisfy any such liabilities and possible judgments against Diodem in actions for money damages that are reasonably anticipated to be rendered (taking into account the maximum probable amount of such liabilities as well as judgments in any such actions as might be rendered) together with all other obligations of Diodem. The cash available to Diodem as of the Closing will be sufficient to pay all of its liabilities and judgments promptly in accordance with their terms. As used in this Section 16(h), (x) “insolvent” means that the sum of the present fair saleable value of Diodem’s assets does not and will not exceed its debts and other liabilities (including the amount of any contingent liabilities and possible judgments as contemplated in the immediately preceding sentence), and (y) “debts” includes any liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

(ii) Diodem has not entered into this Agreement with the actual intent to hinder, delay or defraud any Person to which Diodem was, is or may become indebted. The amount of the consideration provided to Diodem under this Agreement is not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to Biolase under this Agreement.

(iii) Diodem has engaged in the transactions contemplated by this Agreement on an arms’ length basis with Biolase. For its own part, Diodem has conducted such transactions in a manner intended to obtain not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to Biolase under this Agreement.

(i) Confidentiality of Patent Applications. Except with respect to any information that has been made available to the public by the PTO or any foreign equivalent, Diodem has taken all commercially reasonable measures to maintain the confidentiality of the Patent Applications (including, without limitation, prosecution of the Patent Applications with the PTO).

(j) Brokers. Diodem has not retained any broker in connection with the transactions contemplated hereby.

(k) Certain Equity Ownership. Neither Greg Dovel, an individual, nor the law firm of Dovel & Luner LLP owns any equity interest (whether by reason of being a stockholder, shareholder, principal, partner or member) of Diodem.

(l) DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 16, DIODEM (x) MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE DIODEM PATENTS OR OTHERWISE, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND (y) SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY OR NONINFRINGEMENT.

(m) Patent Assignment. The Assignment in the form attached as A-1 when executed by Diodem will transfer title to the patents and patent applications identified on Exhibit I to BL Acquisition free and clear of any lien, except as expressly contemplated by this Agreement.

(n) Litigation. Except for the Existing Litigation, to the Best Knowledge of Diodem there is no litigation pending and no litigation threatened during the last three (3) years against Diodem or involving any of the Diodem Patents in the Diodem-Lares Field of Use.

16A. Covenants of Diodem.

(a) As of the Closing, Diodem shall deliver to Biolase the Diodem Patent Files, as provided in Section 18(b)(i)(c).

(b) In the event that Diodem, following the Closing, acquires or otherwise comes into possession of any files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes or information which, had such item been in the possession of Diodem as of the Closing, would have constituted a portion of the Diodem Patent Files, Diodem shall undertake commercially reasonable efforts to deliver to Biolase a copy (or the original, where available) of such item as soon as reasonably possible.

(c) To the extent that Biolase reasonably requires further information or assistance in procuring testimony or evidence after the Closing concerning inventorship or inventions regarding the Diodem Patents as it exists as of the Closing, Diodem shall exercise commercially reasonable efforts to assist Biolase with obtaining such further information and assistance; provided, however, that Biolase shall reimburse Diodem for its reasonable third party costs in connection therewith.

17. Representations and Warranties of Biolase. Biolase and BL Acquisition hereby jointly and severally represent and warrant to Diodem that, as of the Effective Date and as of the Closing Date:

(a) Organization. Biolase and BL Acquisition each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Biolase and BL Acquisition each is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

(b) Authority. Biolase and BL Acquisition each has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by Biolase and BL Acquisition and (assuming this Agreement constitutes a valid and binding obligation of Diodem) constitutes a valid and binding agreement of Biolase and BL Acquisition, enforceable against Biolase and BL Acquisition in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

(c) Non-Contravention. The execution and delivery of this Agreement (or any other agreement or instrument referred to herein) by Biolase and BL Acquisition does not, and the performance of their respective obligations hereunder (or thereunder) and consummation of the transactions contemplated hereby (or thereby) will not, (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any instrument, contract or agreement to which Biolase or BL Acquisition is a party or by which Biolase or BL Acquisition is bound, including without limitation the certificate of incorporation or bylaws of Biolase or BL Acquisition or any mortgage, security agreement, deed of trust, lease, loan or credit agreement; (ii) conflict with or result in a violation or breach of any term or provision of any law, judgment, ruling, decree or order applicable to Biolase or BL Acquisition; or (iii) result in the creation of any Encumbrance upon any of the Diodem Patents (except for any Encumbrance created under this Agreement).

(d) Brokers. Neither Biolase nor BL Acquisition has retained any broker in connection with the transactions contemplated hereby.

(e) DISCLAIMER. NEITHER BIOLASE NOR BL ACQUISITION MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER (EXPRESS OR IMPLIED AND EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO THE ADL PATENTS, THE PATENT POOL, OR, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 17, ANY OTHER MATTER. BIOLASE AND BL ACQUISITION SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY OR NONINFRINGEMENT.

(f) Insolvency.

(i) As of the Closing, Biolase and BL Acquisition are not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, after giving effect to the consummation of the transactions contemplated by this Agreement, (A) Biolase and BL Acquisition will be able to pay its debts as they become due; (B) Biolase and BL Acquisition will not have an unreasonably small amount of assets (whether liquid, tangible or otherwise) as a result of this transaction with which to conduct its present or proposed business; and (C) taking into account all (if any) contingent liabilities and pending or threatened litigation, Biolase and BL Acquisition will be able to satisfy any such liabilities and possible judgments against Biolase and BL Acquisition in actions for money damages that are reasonably anticipated to be rendered (taking into account the maximum probable amount of such liabilities as well as judgments in any such actions as might be rendered) together with all other obligations of Biolase and BL Acquisition. The cash available to Biolase and BL Acquisition as of the Closing will be sufficient to pay all of its liabilities and judgments promptly in accordance with their terms. As used in this Section 17(h), (x) “insolvent” means that the sum of the present fair saleable value of Biolase’s and BL Acquisition’s assets does not and will not exceed its debts and other liabilities (including the amount of any contingent liabilities and possible judgments as contemplated in the immediately preceding sentence), and (y) “debts” includes any liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

(ii) Biolase and BL Acquisition have not entered into this Agreement with the actual intent to hinder, delay or defraud any Person to which Biolase and BL Acquisition was, is or may become indebted. The amount of the consideration provided to Biolase and BL Acquisition under this Agreement is not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to Diodem under this Agreement.

Biolase and BL Acquisition has engaged in the transactions contemplated by this Agreement on an arms’ length basis with Diodem. For its own part, Biolase and BL Acquisition has conducted such transactions in a manner intended to obtain not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to Diodem under this Agreement.

(g) Biolase represents and warrants that, as of the Effective Date, the patents in the Patent Pool (other than the Diodem Patents) includes all patent rights owned by Biolase or a Joint Party thereof that are needed for a competitor of Biolase or any of its Joint Parties to practice in the Field. For the avoidance of doubt, neither Biolase nor any of its Affiliates is under any obligation to acquire any additional intellectual property rights from any Person or add such rights to the Patent Pool.

18. Closing.

(a) Closing Time and Place. The execution and delivery of this Agreement and the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Diodem Patents (the “Closing”), shall take place at 9:00 a.m., on the Closing Date, at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, CA 92626-7122, or at such other place as shall be agreed by the parties.

(b) Closing Deliverables. The obligations of each of the parties shall be conditioned upon receipt at the Closing of the following (each party hereby agreeing that a failure to deliver its respective deliveries at the Closing shall be deemed to be a breach of this Agreement):

(i) By Diodem. At the Closing, Diodem shall deliver or cause to be delivered to Biolase and BL Acquisition the following items:

(A) Each of the Ancillary Agreements;

(B) The Dovel Confirmation;

(C) The PLS Quitclaim; provided that Biolase makes the agreed-upon payment to PLS available at Closing;

(D) The Cozean Quitclaim; and

(E) The Diodem Patent Files (notwithstanding any other provision herein to the contrary, Diodem shall be deemed to have satisfied its obligation to deliver the Diodem Patent Files as of the Closing if it delivers such files for copying on or before Tuesday, January 25, 2005).

(ii) By Biolase. At the Closing, Biolase and/or BL Acquisition (as applicable) shall deliver or cause to be delivered to Diodem the following items:

(A) The Cash Payment;

(B) The Diodem Shares (notwithstanding any other provision herein to the contrary, Biolase shall be deemed to have satisfied its obligation to deliver the Diodem Shares as of the Closing if it delivers such shares on or before Tuesday, January 25, 2005); and

(C) Each of the Ancillary Agreements.

19. Indemnification.

(a) Biolase and BL Acquisition, on the one hand, and Diodem, on the other hand (the “Indemnifying Party”), shall indemnify the other party and each of its affiliates, partners, officers, directors, successors and permitted assigns (collectively, the “Indemnified Parties”), and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, costs, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of the Indemnifying Party in this Agreement; or (ii) any nonfulfillment or breach of any covenant or agreement by the Indemnifying Party under this Agreement.

(b) If an Indemnified Party becomes aware of facts or circumstances establishing a claim (a “Claim”) that the Indemnified Party has experienced or incurred any Loss or may experience or incur any Losses which will give rise to indemnification under this Section 19, then the Indemnified Party shall give written notice to the Indemnifying Party of such claim (the “Indemnification Notice”). The Indemnifying Party shall then have thirty (30) days after receipt of such Indemnification Notice to cure or mitigate any alleged breach giving rise to the Claim and the Indemnifying Party’s indemnification obligations under this Section 19 shall be limited solely to any Losses that could not be cured or mitigated. The Indemnification Notice shall be provided as soon as reasonably practicable after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the Indemnification Notice adversely affects the Indemnifying Party’s ability to defend a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. With respect to any third party demand, claim or action giving rise to a Claim, the Indemnified Party shall give to the Indemnifying Party (i) all relevant facts in its possession or control, (ii) the right to control of the defense (with counsel reasonably acceptable to the Indemnified Party) of any action (provided, however, that the Indemnified Party shall have the right to control the defense of any action in the event that (x) any conflict of interest exists that would materially affect the defense or (y) the Indemnified Party agrees to pay all attorneys’ fees of the Indemnified Party in connection with such defense and to use counsel reasonably acceptable to the Indemnifying Party) and (iii) its cooperation in the defense of any such demand, claim or action. In addition, each Party agrees that the Indemnified Party will not settle any Claim without the prior written consent of the Indemnifying Party (which shall not to be unreasonably withheld).

20. Legal Fees. Each party, Cozean and Lares Research hereby agree that in the event of a dispute arising between the parties with respect to this Agreement or the subject matter hereof, the prevailing party in such dispute shall be entitled to recover its reasonable costs and expenses, including attorneys’ fees, in connection with such dispute.

21. Miscellaneous.

(a) Each party shall pay all federal, state and local taxes, if any, payable by it in connection with the transactions contemplated by this Agreement, including, without limiting the generality of the foregoing, all taxes payable in connection with the sale and transfer by Diodem to BL Acquisition of the Diodem Patents.

(b) Any notice, request, instruction or demand to be given hereunder by any party hereto to any other party hereto concerning the subject matter hereof shall be in writing and shall be deemed to have been duly given when delivered personally, delivered by the use of a recognized overnight courier service, delivered by first class mail or sent by e-mail to the address of the party set forth below, or to such other address as hereafter may be furnished by such party:

If to Biolase or BL Acquisition:	Biolase Technology, Inc. 981 Calle Amanecer San Clemente, CA 92673 Attn: Chief Financial Officer

If to Diodem:	Diodem, LLC 21581 Midcrest Drive Lake Forest, CA 92630 Attn: Colette Cozean

(c) This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that (i) any party may assign its rights and obligations under this Agreement to a third Person that merges with, or purchases all or substantially all of the assets of, such party and (ii) in the event that Biolase or BL Acquisition transfers the Diodem Patents to a Third Party, Biolase and BL Acquisition shall require as a condition to such transfer that such party assume Biolase’s obligations (if any) under Sections 2(a)-(d), 6, 9 and 10. Any assignment in violation of this Section 21(c) shall be void.

(d) This Agreement may be modified only by a written instrument duly executed by or on behalf of each of the parties. No delay or omission by either party to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any party of any of the obligations to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other obligation herein contained.

(e) This Agreement, and all matters relating to this Agreement, shall be construed and enforced in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to the conflicts of laws principles thereof. If any party wishes to commence any legal action or other legal proceeding relating to this Agreement, such proceeding shall be exclusively conducted in a state or federal court located in the County of Los Angeles, California. Each party hereto expressly and irrevocably consents and submits to the exclusive jurisdiction of the applicable state and federal court located in the County of Los Angeles, State of California, and each appellate court locate in the State of California, in connection with any such proceeding. Each party agrees that such courts shall be deemed to be a convenient forum in any such legal proceeding, and agrees not to assert (by way of motion, as a defense or otherwise) any claim that such party is not subject personally to the jurisdiction of any such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or, subject to the arbitration provisions of this

Agreement, that this Agreement or the subject matter hereof may not be enforced in or by any such courts. Service of process may be effected, for purposes hereof, in addition to any other means authorized by California law, by written notice provided in accordance with Section 21(b).

(f) This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements (including, but not limited to, the Letter of Intent), whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. The Exhibits attached hereto are incorporated herein by reference and comprise a part of this Agreement as though fully set forth herein. Any amendment or modification of any provision of this Agreement must be in writing and signed by all parties hereto.

(g) All rights and remedies provided by this Agreement shall be cumulative, and shall be in addition to any other or further remedies provided in law or in equity. No change, waiver, or discharge hereof shall be valid unless in writing and signed by the party against which it is sought to be enforced. No delay or omission by either party in exercising any right hereunder shall be construed as a waiver. No waiver of a breach by either party of any provision of this Agreement shall constitute a waiver of any other breach or provision.

(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(i) Each party shall bear its own legal fees and other costs and expenses incurred in the negotiation and preparation of this Agreement.

(j) Headings contained in this Agreement are solely for the convenience of the parties and shall not be used to define, construe, limit or amplify any of the provisions hereof.

(k) On and after the Closing, Diodem shall from time to time, at the request of Biolase or BL Acquisition, (i) execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Biolase or BL Acquisition may reasonably request in order to consummate the transactions contemplated hereby (including, without limitation, to vest in Biolase or BL Acquisition good and marketable title to the Diodem Patents); (ii) use its commercially reasonable efforts to obtain all consents and waivers and to resolve all impracticalities of, and matters affecting, assignment or transfer necessary to convey the Diodem Patents to Biolase or BL Acquisition; and (iii) take any other actions reasonably required to implement the intent of this Agreement.

(l) Notwithstanding any provision in this Agreement to the contrary, in no event shall Biolase or any of its Affiliates incur any obligation (financial or otherwise) of any kind to any person with respect to any understanding, contract, agreement, license agreement, revenue sharing agreement, master agreement or any other contract, understanding, agreement or commitment of Diodem or any of its Affiliates with or to such person (in any event, a “Diodem Contract”) except to the limited extent that Biolase or its Affiliates (as applicable), expressly agree to be obligated to such Diodem Contract with such person in a written document executed by Biolase or its Affiliate (as applicable) and such person.

(Signature Page Follows)

[SIGNATURE PAGE TO DEFINITIVE ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed and mutually delivered this Agreement as of the date first written above.

Biolase Technology, Inc., a Delaware corporation

By:	/s/ ROBERT GRANT
Its:	President and CEO

BL Acquisition II Inc., a Delaware corporation

By:	/s/ ROBERT GRANT
Its:	President and CEO

Diodem, LLC, a California limited liability company

By:	/s/ COLETTE COZEAN
Its:	Managing Director

The following individual has executed this Definitive Asset Purchase Agreement to acknowledge her obligations under, and agrees that she is a party to the Agreement with respect to being an “Affiliate” of Diodem, a “Released Party” and with respect to references to “Cozean” for purposes of Sections 1, 12, 13, 14, 16(g)(ii), 20 and, to the extent applicable to Cozean, 21 thereof.

Colette Cozean, PhD
an individual

/s/ COLETTE COZEAN

[SIGNATURE PAGE TO DEFINITIVE ASSET PURCHASE AGREEMENT]

The following entity has executed this Definitive Asset Purchase Agreement to acknowledge its obligations under, and agrees to be a party to the Agreement, with respect to being an “Affiliate” of Diodem, a “Released Party” and with respect to references to “Lares Research” for purposes of Sections 1, 10, 13, 14, 16(g)(iii) and, to the extent applicable to Lares Research, 21 thereof.

Lares Research

By:	/s/ CRAIG LARES
Its:	President

The undersigned hereby represents that he (i) has no rights in, or claims against, the Diodem Patents, and (ii) has no claims against Biolase.

Craig Lares, an individual

/s/ CRAIG LARES

SCHEDULE I

DIODEM PATENTS AND APPLICATIONS

Patents
Patent No.	Title of Invention	Country	Issue Date	Knobbe Case Number
5,304,167	Multiwavelength Medical Laser Method	USA	04/19/94	PREMLS.018DV1
5,267,856	Laser Surgical Method	USA	12/07/93	PREMLS.046A
5,422,899	High Repetition Rate Mid-Infrared Laser	USA	06/06/95	PREMLS.050A
6,122,300	High Repetition Rate Mid-Infrared Laser	USA	09/19/00	PREMLS.050DV2
EP 0682389	High Repetition Rate Mid-Infrared Laser	Europe	09/02/98	PREMLS.050VEP
688,593	High Repetition Rate Mid-Infrared Laser	Australia	05/07/98	PREMLS.050VAU
113,501	High Pulse Repetition and Its Use	Israel	05/19/97	PREMLS.050VIL

Patent Applications
Application No.	Title of Invention	Country	Filing Date	Knobbe Case Number
2,148,395	High Repetition Rate Mid-Infrared Laser	Canada	5/2/95	PREMLS.050VCA
11,234/1995	High Repetition Rate Mid-Infrared Laser	Korea	5/9/95	PREMLS.050VKR
11,517/1995	Pulsed, Optically Pumped Laser And Surgical Method Using The Same	Japan	5/9/95	PREMLS.050VJP

SCHEDULE 16

[Intentionally Omitted]

EXHIBIT A-1

PATENT ASSIGNMENT

[Intentionally Omitted]

2

EXHIBIT A-2

QUITCLAIM

(Cozean to BL Acquisition)

[Intentionally Omitted]

3

EXHIBIT A-3

QUITCLAIM

(PLS to BL Acquisition)

[Intentionally Omitted]

4

EXHIBIT B

WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. D1	Date of Issuance: January 24, 2005

WARRANT TO PURCHASE COMMON STOCK

OF

BIOLASE TECHNOLOGY, INC.

This certifies that, for value received, Diodem, LLC, or its registered assigns (the “Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from BIOLASE TECHNOLOGY, INC., a Delaware corporation (the “Company”), in whole or in part, Eighty-One Thousand Thirty-Seven (81,037) fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s Common Stock (“Stock”). This Warrant shall be exercisable at a per share exercise price initially equal to $11.06, although such price may be adjusted as provided in Section 11 below (the “Exercise Price”).

The number and character of, and the Exercise Price for, the Warrant Shares are subject to adjustment as provided herein and all references to “the Warrant Shares” and “the Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. The term “Warrant” as used herein shall mean this Warrant and any warrants delivered in substitution or exchange for this Warrant as provided herein.

1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term (the “Exercise Period”) commencing upon January 24, 2005, and shall no longer be exercisable and shall terminate upon January 24, 2010, and shall be void thereafter.

2. Exercise of Warrant. This Warrant may be exercised by the Holder, in whole or in part, during the Exercise Period by (i) the surrender of this Warrant to the Company, with the Notice of Exercise annexed hereto as Attachment A (the “Exercise Form”) duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company or by certified or bank cashier’s check, of the Exercise Price for the number of Warrant Shares specified in the Exercise Form in lawful money of the United States of America. The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Holder as promptly as practicable, and in any event within thirty (30) days thereafter. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant. Except as provided in Section 11 below, no adjustments shall be made on the Warrant Shares issuable on the exercise of this Warrant for any dividends or distributions paid or payable to holders of record of Stock prior to the date as of which the Holder shall be deemed to be the record holder of such Warrant Shares. In addition, in the event that the Holder desires to arrange for a cashless exercise of this Warrant with a registered broker/dealer, the Company shall use its commercially reasonable efforts to cooperate in facilitating such cashless exercise.

3. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the fair market value of a share of Stock multiplied by such fraction.

4. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

5. Rights of Stockholders. Except as provided in Section 11 below, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of any capital stock of the Company for any purpose, and nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to or from no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends, subscription rights or otherwise, until this Warrant shall have been exercised as provided herein.

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6. Recordkeeping.

(a) Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the name and address of the Holder. The Holder of this Warrant or any portion hereof may change the Holder’s address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to the Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(b) Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 6(a) above, issuing the Warrant Shares or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant or any or all of the foregoing. Thereafter, any such registration, issuance, exchange or replacement, as the case may be, shall be made at the office of such agent.

(c) Transferability and Nonnegotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of legal opinions reasonably satisfactory to the Company, if such are requested by the Company. Notwithstanding the foregoing, the Holder shall have the right, at is sole and absolute discretion, to transfer this Warrant, in whole or in part, to any of the following: (i) Colette Cozean, PhD, an individual, (ii) Patrick Day, an individual, (iii) Lares Research, Inc., a California corporation or (iv) the law firm of Dovel & Luner, LLP (collectively, the “Permitted Transferees”); provided, however, that any transferee of any part of this Warrant may only transfer at least the lesser of (x) all of the Warrant such holder owns or (y) the Warrant to purchase at least 7,500 Warrant Shares; and provided, further, that as a condition to any such transfer, any transferee of any part of this Warrant shall make the representations and warranties to the Company set forth on Attachment B hereto. The Holder shall not sell Biolase shares on any one trading day more than twenty percent (20%) of the average daily volume of the Company’s Stock on the Nasdaq National Market for the immediately preceding thirty (30) days (the “Volume Restriction”); provided, however, that the Volume Restriction shall not apply to the transfer by the Holder of the Stock to any of the Permitted Transferees, provided, however, that as a condition to any such transfer, such transferee shall (i) make the representations and warranties to the Company set forth on Attachment B hereto and (ii) agree that they will not, together with the Holder and the other Permitted Transferees, exceed the Volume Restriction; and provided, further, that the Volume Restriction shall not apply to transfers by the Holder or a Permitted Transferee to a block purchaser in a negotiated transaction so long as such purchaser agrees to be subject to the terms of Attachment B hereto and the Holder, the Permitted Transferees and such purchaser agree that they will not collectively exceed the Volume Restriction.

7

(d) Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the 1933 Act and with the limitations on assignments and transfers and contained in this Section 6, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

7. Holder’s Representations, Warranties and Covenants. The Holder hereby makes the representations, warranties and covenants set forth on the Representation Statement annexed hereto as Attachment B, as of the date hereof and as of the date of any exercise of this Warrant, as though such representations, warranties and covenants were fully set forth herein.

8. Reservation of Stock. The Company covenants that during the Exercise Period the Company will reserve from its authorized and unissued Stock a sufficient number of shares to provide for the issuance of Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend the Company’s Certificate of Incorporation to provide a sufficient reserve of shares of Stock for issuance upon exercise of this Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges caused or created solely by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

9. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given at the earlier of (i) the time of actual delivery; (ii) the next business day after deposit with a nationally recognized overnight courier specifying next day delivery, with written verification of receipt; (iii) when sent by facsimile, if receipt is confirmed; or (iv) on the fifth (5th) business day following the date deposited with the United States Postal Service, postage prepaid, certified with return receipt requested.

10. Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a) Reclassification, etc. If, at any time while this Warrant or any portion hereof remains unexpired, Stock, by conversion, reclassification of securities or otherwise, shall change into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such conversion, reclassification or other change and the Exercise Price therefor shall be appropriately modified in the good faith discretion of the Board, all subject to further adjustment as provided in this Section 11.

(b) Split, Subdivision or Combination of Shares. If the Company, at any time while this Warrant or any portion hereof remains unexpired, shall split, subdivide or combine the outstanding shares of Stock into a different number of shares of Stock, then (i) in the case of a split or subdivision, the Exercise Price shall be proportionately decreased and the Warrant Shares

8

issuable upon exercise of this Warrant shall be proportionately increased, and (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased.

(c) Adjustments for Dividends in Stock or Other Securities or Property. If, while this Warrant or any portion hereof remains unexpired, the holders of Stock shall receive, or, on or after the record date fixed for the determination of eligible stockholders, shall become entitled to receive, without payment therefor, additional shares of Stock by way of a dividend (“Additional Shares”), then and in each case, this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such Additional Shares that the Holder would hold on the date of such exercise had it been the holder of record of that number of Warrant Shares receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Warrant Shares and/or all other Additional Shares available to it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate signed by an executive officer setting forth the event requiring the adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based, the method by which such adjustment was calculated and the Exercise Price and number of Warrant Shares purchasable hereunder after giving effect to such adjustment. The Company shall, upon the written request, at any time, of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of Warrant Shares that at the time would be received upon the exercise of the Warrant.

12. Miscellaneous.

(a) This Warrant shall be governed by the laws of the State of California as applied to agreements entered into in the State of California by and among residents of the State of California.

(b) This Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Warrant shall fall on a Saturday, Sunday or United States federally recognized holiday, the expiration date for this Warrant shall be extended to 5:00 p.m. Pacific Time on the business day following such Saturday, Sunday or United States federally recognized holiday.

(c) In the event that the Warrant Shares cannot be sold pursuant to an effective registration statement on the date that is one (1) year after the issuance thereof, the Company shall cause its counsel to provide an instruction letter to the Company’s transfer agent pursuant to Rule 144 of the 1933 Act to permit the transfer and sale of the Warrant Shares, provided that Rule 144 is otherwise available for the sale of such Warrant Shares.

(d) This Warrant may be executed in counterparts which, together, shall constitute but one original.

9

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

10

IN WITNESS WHEREOF, BIOLASE TECHNOLOGY, INC. has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: January 24, 2005

COMPANY:

BIOLASE TECHNOLOGY, INC.
a Delaware corporation

By:	/s/ ROBERT GRANT
	Name:	Robert E. Grant
	Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

HOLDER:

DIODEM, LLC
a California limited liability company

By:		/s/ COLLETE COZEAN
	Name:	Collete Cozean, Ph.D.
	Title:	Managing Director

11

ATTACHMENT A TO WARRANT

NOTICE OF EXERCISE

To:	BIOLASE TECHNOLOGY, INC.

1.	The undersigned hereby elects to purchase shares of Stock of BIOLASE TECHNOLOGY, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

2.	In exercising the attached Warrant, the undersigned hereby confirms and acknowledges the provisions of Attachment B (i.e., the Representation Statement) to such Warrant, which are incorporated herein by reference.

DIODEM, LLC
a California limited liability company

By:

Name:

Title:

Dated:                                      , 20

ATTACHMENT B TO WARRANT

REPRESENTATION STATEMENT

The undersigned Holder represents, covenants and agrees as follows:

(iii) Purchase for Own Account. The Warrant (the “Warrant”) issued by BIOLASE TECHNOLOGY, INC., a Delaware corporation (the “Company”) to the Holder (the “Holder”) and the shares of common stock of the Company issued upon exercise of the Warrant (the “Shares”) (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933 (the “1933 Act”), and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring the Securities.

(iv) Disclosure of Information. The Holder believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities to be received by the Holder under the Warrant. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the investment in the Securities and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder had access.

(v) Investment Experience. The Holder understands that the investment in the Securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment.

(vi) Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

(vii) Restricted Securities. The Holder understands that the Securities will be characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under the 1933 Act and applicable regulations thereunder, such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Holder represents that the Holder is familiar with Rule 144 promulgated by the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

(viii) Legend. It is understood that the certificate or certificates evidencing the Securities will bear the legend set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by the Company from any certificate evidencing the Securities upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect.

(ix) “Market Stand-Off” Agreement. In respect of any underwritten public offering by the Company, the Holder hereby agrees that the Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) during a reasonable and customary period of time as agreed to by the Company and the underwriters, not to exceed one hundred eighty (180) days following the effective date of the registration statement of the Company filed under the Securities Act in respect of such offering, provided that (i) all officers and directors of the Company enter into similar agreements; and (ii) Holder is provided an opportunity to include the Warrant Shares in such underwritten offering.

DIODEM, LLC
a California limited liability company

By:

Name:

Title:

Dated:                                      , 20

2

EXHIBIT C

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is entered into as of February     , 2005 by and between Biolase Technology, Inc., a Delaware corporation (“Biolase”), BL Acquisition II Inc., a Delaware corporation (together with Biolase, the “Grantors”), and Diodem, LLC, a California limited liability company (“Diodem”), with reference to the following facts:

A. Grantors and Diodem are parties to that certain Definitive Asset Purchase Agreement dated as of January 24, 2005 (the “Definitive Agreement”), pursuant to which Grantor acquired certain patents and patent applications and provided Diodem with certain rights to payments based on Revenues received from licenses to certain patents and patent applications set forth on Schedule P attached hereto as the same may be amended or supplemented form time to time, together with all reissues, renewals, or extensions thereof (collectively, the “Patent Pool”).

B. In order to secure performance by Grantors of certain financial obligations set forth in the Definitive Agreement, the parties agreed to enter into this Agreement, pursuant to which, subject to the rights of its existing creditors and the rights of any future creditors to the extent provided herein, Grantors agree to grant Diodem a security interest in all of Grantors’ right, title and interest in the Patent Collateral (as defined herein).

NOW, THEREFORE, in consideration of the premises and covenants herein contained and for good and valuable consideration as set forth in the Definitive Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Security Interest.

(a) To secure performance of all of the Secured Obligations, Grantors hereby grant, assign, transfer and convey to Diodem a continuing security interest in all of Grantors’ right, title and interest in the Patent Pool, including, without limitation, all Proceeds thereof (the “Patent Collateral”); provided, however, that such security interest shall be subordinated to (a) any security interests granted to Bank of the West and (b) any security interests granted to future creditors in connection with any loan or other debt financing, or similar transaction which is approved by the majority of the board of directors of each Grantor and that involves the incurrence by Biolase of obligations equal or greater than $1,000,000 (for such purposes, a line of credit under which Biolase may borrow $1,000,000 or more shall be deemed to be in incurrence of $1,000,000 for purposes of this paragraph).

As used herein, “Code” means the Uniform Commercial Code as in effect from time to time in the State of California; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Diodem’s liens on any Patent Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

As used herein, “Governmental Authority” means any nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

As used herein, “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

As used herein, “Proceeds” means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Patent Collateral, including “proceeds” as such term is defined in the Code, and all proceeds of proceeds. Proceeds shall include (i) any and all accounts, chattel paper, instruments, general intangibles, cash and other proceeds, payable to or for the account of Grantor, from time to time in respect of any of the Patent Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Grantor from time to time with respect to any of the Patent Collateral, (iii) any and all claims and payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Patent Collateral by any Person acting under color of governmental authority, and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Patent Collateral or for or on account of any damage or injury to or conversion of any Patent Collateral by any Person.

As used herein, “Secured Obligations” means (i) the obligation of Biolase to make payments to Diodem under Section 6 of the Definitive Agreement and (ii) the obligations of Biolase under this Agreement.

(b) Grantors hereby agree that this Agreement shall create a continuing security interest in the Patent Collateral which shall remain in effect until terminated in accordance with Section 6 hereof.

(c) Grantors hereby agree and covenant that in the event that, pursuant to the Definitive Agreement, there occurs a material change to the definition of the Patent Pool, in each such case, Grantors shall, upon written request of Diodem, execute a new security agreement to reflect such change.

2. Representations and Warranties. Grantors represent and warrant to Diodem as follows:

(a) The patents set forth on Schedule P constitute all of the patents and patent applications included in the Patent Pool as defined in the Definitive Agreement.

(b) This Agreement is effective to create a valid and continuing lien on and, upon the filing hereof with the United States Patent and Trademark Office (the “USPTO”), perfected security interests in the Patent Collateral in favor of Diodem. Upon filing of this Agreement with the USPTO, all action necessary or desirable to protect and perfect Diodem’s lien on the Patent Collateral shall have been duly taken, and Grantors shall, from time to time, execute and file such other instruments and take such further actions as Diodem may reasonable request to perfect or continue the perfection of Diodem’s interest in the Patent Collateral.

3. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties, or whenever either of the parties desires to give and serve upon the other party any communication with respect to this Agreement, each such communication shall be in writing and shall be delivered in the manner provided for in the Definitive Agreement.

4. Duties of Diodem. Notwithstanding any provision contained in this Agreement, Diodem shall not have any duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to Grantor or any other Person for any failure to do so or delay in doing so. Except for the accounting for moneys actually received by Diodem hereunder or in connection herewith, Diodem shall not have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Patent Collateral. Nothing in this Section 4 or elsewhere in this Agreement shall relieve Diodem of liability or responsibility for its own gross negligence or willful misconduct.

5. Remedies. From and after the occurrence and during the continuation of an Event of Default, Diodem shall have all rights and remedies available to it under the Definitive Agreement and applicable law (which rights and remedies are cumulative) with respect to the security interests in any of the Patent Collateral. Grantor hereby agrees that such rights and remedies include the right of Diodem to (after the occurrence and during the continuation of an Event of Default) sell or otherwise dispose of the Patent Collateral, pursuant to the Code.

As used herein, “Event of Default” means the failure of Grantor or Biolase to perform or comply with any covenant or agreement contained in this Agreement or in Section 6 of the Definitive Agreement.

6. Termination; Release. Upon the earlier to occur of (x) when the Secured Obligations have been satisfied in full in accordance with the terms of the Definitive Agreement or (y) the termination of the Definitive Agreement, this Agreement shall terminate and all rights in the Patent Collateral shall revert to the Grantors. Diodem, at the request and sole expense of Grantors will promptly execute and deliver to Grantors the proper instruments (including Uniform Commercial Code termination statements and including cancellation of this Agreement by written notice from Diodem to the USPTO) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to Grantors, without recourse, representation or warranty of any kind whatsoever, such of the Patent Collateral as may be in possession of Diodem and has not theretofore been disposed of, applied or released.

7. Entire Agreement. This Agreement is subject to and controlled by the terms of the Definitive Agreement and, in the event of any inconsistency between the terms of this Agreement and the Definitive Agreement, the terms of the Definitive Agreement shall govern.

[Remainder of Page Intentionally Left Blank]

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BIOLASE TECHNOLOGY, INC.

By:
Name:
Its:

BL ACQUISITION II INC.

By:
Name:
Its:

DIODEM, LLC

By:
Name:
Its:

SCHEDULE P

PATENTS AND PATENT APPLICATIONS

U.S. Patent Nos. 4,818,230, 5,020,995, 5,116,227, 5,118,293, 5,122,060, 5,123,845, 5,151,029, 5,194,005, 5,741,247, 5,762,501, 5,885,082, 5,968,037, 6,086,367, 6,231,567, 6,610,053, 5,257,935, 5,342,198, 5,304,167, 5,267,856, 5,422,899, 6,122,300

EXHIBIT D-1

LIST OF TERMS AND CONDITIONS

[Intentionally Omitted]

EXHIBIT D-2

GRANT-BACK LICENSE

[Intentionally Omitted]

EXHIBIT E

EXISTING LICENSES

[Intentionally Omitted]

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]